PAGE 1


                         FULFILLMENT SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of January 1, 1998, by and between Light Index Fund, Inc., a Maryland corporation (hereinafter referred to as the "Company"), Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC"), Light Index Investment Company, a Washington corporation (hereinafter referred to as the "Adviser"), and First Data Distributors, Inc., a Massachusetts corporation (hereinafter referred to as the "Distributor").

         WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Adviser serves as investment adviser to the Company, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

         WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Company shares;

         WHEREAS, FTC provides fulfillment services to mutual funds;

         WHEREAS, the Adviser, the Distributor, and the Company desire to retain FTC to provide fulfillment services for the Light Index Fund (the "Fund") and each additional series of the Company listed on Exhibit A attached hereto, as may be amended from time to time.

         NOW, THEREFORE, the parties agree as follows:

1.       DUTIES AND RESPONSIBILITIES OF FTC

         1. Answer all prospective shareholder calls concerning the Fund.
         2. Send all available Fund material requested by the prospect within 24 hours from time of call.
         3. Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.
         4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
         5. Maintain and store Fund fulfillment inventory.
         6. Send periodic fulfillment reports to the Company as agreed upon between the parties.



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                                                                         PAGE 2



2.       DUTIES AND RESPONSIBILITIES OF THE COMPANY

         1. Provide Fund fulfillment literature updates to FTC as necessary.
         2. File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests FTC send to prospective shareholders.
         3. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.
         4. Provide FTC with any sundry information about the Fund in order to answer prospect questions.


3.       INDEMNIFICATION

The Company agrees to indemnify FTC from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies. FTC agrees to indemnify the Company from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement.

4.       COMPENSATION

The Company, if permissible under any Rule 12b-1 plan in effect from time to time for the benefit of the Fund and only to the extent consistent with the terms of such plan, or the Adviser, or the Distributor, agrees to compensate FTC for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

5.     PROPRIETARY AND CONFIDENTIAL INFORMATION

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

6.     TERMINATION

This Agreement may be terminated by either party upon 30 days written notice.



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                                                                         PAGE 3









IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


LIGHT INDEX FUND, INC.    FIRSTAR TRUST COMPANY


By:______________________________     By: ________________________________


Attest:   __________________________  Attest:______________________________





LIGHT INDEX INVESTMENT COMPANY FIRST DATA DISTRIBUTORS, INC.


By:______________________________  By: ________________________________


Attest:   __________________________  Attest:______________________________





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                                                                         PAGE 4

                         LITERATURE FULFILLMENT SERVICES
                               ANNUAL FEE SCHEDULE

                                                                      EXHIBIT A

                    Separate Series of Light Index Fund, Inc.

          NAME OF SERIES                                  ADDED AS OF

         Light Index Fund                               January 1, 1998


Customer Service
     State registration compliance edits
     Literature database
     Record prospect request and profile
     Prospect servicing 8:00 am to 7:00 pm CT
     Recording and transcription of requests received off-hours
     Periodic reporting of leads to client

                Service Fee:       $.99  / minute
                                   $100 / month minimum
                                   $780 one-time setup


     Assembly and Distribution of Literature Requests
     Generate customized prospect letters
     Assembly and insertion of literature items
     Inventory tracking
     Inventory storage, reporting
     Periodic reporting of leads by state, items requested, market source

                Service Fee:      $.45 / lead - insertion of up to 4 items/lead
                                  $.15 / additional inserts

Fees and out-of-pocket expenses are billed to the fund monthly.





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